Exhibit 10.15

OPERATING AGREEMENT
OF

NNN CONGRESS CENTER MEMBER, LLC

This Operating Agreement, effective as of January 1, 2003, is entered into by and among Triple Net Properties, LLC, a Virginia limited liability company, as the Manager, Triple Net Properties, LLC, a Virginia limited liability company as the Initial Member, and Triple Net Properties Realty, Inc., a California corporation, as the Special Member (the “Special Member”) pursuant to the Act on the following terms and conditions.

1. Organization.

1.1 Formation. The Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with and pursuant to the Act. Lara D. Coleman is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and the Manager thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.

1.2 Name and Place of Business. The name of the Company shall be NNN Congress Center Member, LLC, and its principal place of business shall be 1551 N. Tustin Avenue, Suite 650, Santa Ana, California 92705.

1.3 Business and Purpose of the Company. The sole purpose and business of the Company shall be to serve as the sole member of NNN Congress Center, LLC, a Delaware limited liability company (“Congress Center, LLC”) formed for the purpose of acquiring, owning, holding, operating, managing, financing leasing, mortgaging, pledging, encumbering, maintaining, improving, renovating, developing, redeveloping, and exchanging, selling, contributing and transferring, and otherwise dealing with an undivided tenant-in-common interest (the “Interest”) in the Property, to execute and perform the Limited Liability Company Agreement of Congress Center, LLC, and to otherwise engage in any other lawful act or activity which is necessary appropriate, desirable or related or incidental to, and necessary, convenient or advisable for accomplishment of, any of the above or to the organization and maintenance of the existence of the Company.

1.4 Term. This Agreement shall not terminate until the Company is terminated in accordance with this Agreement.

1.5 Required Filings. The Manager shall execute, acknowledge, file, record and/or publish such certificates and documents, as may be required by this Agreement or by law in connection with the formation and operation of the Company.

1.6 Registered Office and Registered Agent. The Company’s initial registered office and initial registered agent shall be as provided in the Certificate of Formation. The registered office and registered agent may be changed from time to time by the Manager by filing the address of the new registered office and/or the name of the new registered agent pursuant to the Act.

1.7 Certain Transactions. Notwithstanding any other duty existing at law or in equity, any Manager, Member, Economic Interest Owner, or any Affiliate, or any shareholder, officer, director, employee, partner, member, manager or any person owning an interest therein, may engage in or possess an interest in any other business or venture of any nature or description, whether or not competitive with the Company, including, but not limited to, the acquisition, syndication, ownership, financing, leasing, operation, maintenance, management, brokerage, construction and development of property similar to the Property and no Manager, Member or other person or entity shall have any interest in such other business or venture by reason of their interest in the Company.

2. Definitions. Definitions for this Agreement are set forth on Exhibit A and are incorporated herein.

3. Capitalization and Financing.

3.1 Members’ Capital Contributions.

3.1.1 Initial Member. The Initial Member shall contribute the sum of $100 in cash to the Company, but shall not receive any Investor Units therefor. On the first business day following the admission of additional Members, the Initial Member’s $100 Capital Contribution shall be returned, and he shall cease to be a Member. The Members hereby consent to the Initial Member’s withdrawal of his Capital Contribution and waive any right, claim or action they may have against him by reason of his having been a Member.

3.1.2 Investor Units. The Company is hereby authorized to sell and issue not less than 1,000 and not more than 6,711 Investor Units pursuant to the Memorandum at a purchase price of $5,000 per Investor Unit, which number of Units may be adjusted by the Manager in its sole and absolute discretion, and to admit the persons who acquire such Investor Units as Members, provided that the Manager has accepted at least $5,000,000 of aggregate subscriptions for Investor Units. The Offering shall terminate on the Offering Termination Date.

3.1.3 Payment of Purchase Price. The purchase price of each Investor Unit shall be paid in full, in cash, at the time of execution of the Subscription Agreement. Payment of the purchase price for an Investor Unit shall constitute the Member’s initial Capital Contribution.

3.1.4 Subscription Agreement. Each person desiring to acquire Investor Units and become a Member shall tender to the Company a Subscription Agreement for the number of Investor Units desired, together with the correct full Subscription Payment of the Investor Units so subscribed. The Company shall accept or reject each Subscription Agreement within 30 days after the Company receives the same (and the failure by the Company to accept a Subscription Agreement within said 30 days shall constitute a rejection thereof). Acceptance of a Subscription Agreement shall be evidenced by the execution by the Manager. Subject to Section 3.1.9, upon the acceptance of a Subscription Agreement, the accompanying Subscription Payment shall become a Capital Contribution by such subscriber. The Company may accept subscriptions from “benefit plans” (as defined by ERISA); provided, however, that at all times benefit plans must own, in the aggregate, less than twenty-five (25%) of the total value of the Investor Units then outstanding.

3.1.5 Depository Account. After acceptance of any tendered Subscription Agreement by the Company, the accompanying Subscription Payment shall be placed in an interest-bearing escrow account (“Depository Account”) at a bank or financial institution selected by the Manager in California for Investor Units and held there until such time (“Impound Release Date”) as $5,000,000 in the aggregate of collected Subscription Payments for Investor Units have been deposited. Funds in the

Depository Account shall be released to the Company on the Impound Release Date. After the Impound Release Date, any additional Subscription Payments received for Investor Units shall be sent directly to and retained by the Company. Investors in the Company shall be admitted into the Company on the first day of the calendar month following the month in which the Company accepts such subscriber’s subscription unless admitted earlier by the Manager, in its sole discretion. If rejected, all Subscription Payments shall be returned to the subscriber.

3.1.6 Cancellation of Offering. If the Company has not accepted Subscription Payments for a sufficient number of Investor Units on or before the Offering Termination Date, the Offering shall be canceled and all Subscription Payments received shall be promptly refunded to the subscribers.

3.1.7 Interest from Depository Account. Within 45 days after any Subscription Payment for Investor Units is released from the Depository Account or upon cancellation of the Offering as provided in Section 3.1.6, an allocable share of the interest earned by the Depository Account while the Subscription Payment was deposited therein shall be paid to the subscriber, based on the actual number of days such Subscription Payment was deposited in the Depository Account and the actual amount of interest earned during such period on funds in the Depository Account.

3.1.8 Manager as Member. The Manager and/or Affiliates may purchase Investor Units for the same price and upon the same terms and conditions, as all other purchasers thereof. As a result, the Manager or Affiliates shall be admitted to the Company as Members with respect to such Investor Units and shall be entitled to all rights as Members appurtenant thereto, including but not limited to the right to vote on certain Company matters as provided for in this Agreement and to receive Distributions and allocations attributable to the Investor Units so purchased.

3.1.9 Admission of a Member. To the extent required by law, the Manager shall amend this Agreement and take such other action as the Manager deems necessary or appropriate promptly after receipt of the Members’ Capital Contributions to the Company to reflect the admission of those persons to the Company as Members.

3.1.10 Liabilities of Members. Except as specifically provided in this Agreement, neither the Manager nor any Member shall be required to make any additional contributions to the Company and no Manager or Member shall be liable for the debts, liabilities, contracts, or any other obligations of the Company solely by reason of being a Member or Manager of the Company, nor shall the Manager or the Members be required to lend any funds to the Company or to repay to the Company, any Member, any creditor of the Company or any other person, any portion or all of any deficit balance in a Member’s Capital Account.

3.2 Affiliate Loans. Cunningham Lending Group, LLC, an Affiliate of the Initial Member, may, but will have no obligation to, make loans to the Company to acquire its undivided tenant-in-common interest in the Property, pay operating expenses or for any other business purpose. Notwithstanding the foregoing, for so long as there are any Obligations outstanding, the Company shall not incur, assume, or guaranty any indebtedness, including but not limited to any Affiliate loans as otherwise permitted under this Section 3.2.

3.3 Company Loans. The Company shall have no authority to borrow money or incur indebtedness or grant consensual liens on the Company’s property; provided, however, that notwithstanding anything in this Agreement to the contrary, the Manager is hereby authorized to execute, on a joint and several basis, the Tenants-in-Common Agreement but may not incur any other indebtedness except as expressly permitted by this Agreement.

3.4 Third Party Beneficiaries. The parties to this Agreement shall be entitled to all of the privileges, benefits and rights contained herein; no other party shall be a third party beneficiary or have any rights hereunder or be able to enforce any provision contained herein.

4. Allocation of Tax Items.

4.1 Generally. After giving effect to the special allocations contained in Section 4.2, Net Income and Net Loss shall be allocated to the Members’ Capital Accounts in proportion to their Membership Interests.

4.2 Special Allocations.

(a) Qualified Income Offset. Except as provided in Section 4.2(c), in the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit created by such adjustment, allocation or distribution as quickly as possible.

(b) Gross Income Allocation. Net Loss shall not be allocated to any Member to the extent such allocation would cause any Member to have an Adjusted Capital Account Deficit at the end of a fiscal year. In the event any Member has an Adjusted Capital Account Deficit at the end of any fiscal year, each such Member shall be specially allocated items of Company gross income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible.

(c) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 4, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 4.2(c) is intended to comply with the partnership minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith. This provisions shall not apply to the extent the Member’s share of net decrease in Company Minimum Gain is caused by a guaranty, refinancing, or other change in the debt instrument causing it to become partially or wholly recourse debt or Member Nonrecourse Debt, and such Member bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2 for the newly guaranteed, refinanced or otherwise changed debt or to the extent the Member contributes cash to the capital of the Company that is used to repay the Nonrecourse Debt, and the Member’s share of the net decrease in Company Minimum Gain results from the repayment.

(d) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Section 4, except Section 4.2(c), if there is a net decrease in Member Minimum Gain, any Member with a share of that Member Minimum Gain (as determined under Treasury Regulations Section 704-2(i)(5)) as of the beginning of the year shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section shall not apply to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to conversion, refinancing or other change in a debt instrument that causes it to become partially or wholly a Nonrecourse Debt. This Section is intended to comply with the partner minimum gain chargeback requirements in the Treasury

Regulations and shall be interpreted consistently therewith and applied with the restrictions attributable thereto.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated 100% to the Investor Units.

(f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any fiscal year shall be allocated to the Member who bears the economic risk of loss as set forth in Treasury Regulations Section 1.752-2 with respect to the Member Nonrecourse Debt. If more than one Member bears the economic risk of loss for a Member Nonrecourse Debt, any Member Nonrecourse Deductions attributable to that Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss.

(g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

4.3 Curative Allocations. Notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

4.4 Contributed Property. Notwithstanding any other provision of this Agreement, the Members shall cause depreciation and or cost recovery deductions and gain or loss attributable to property contributed by a Member or revalued by the Company to be allocated among the Members for income tax purposes in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

4.5 Recapture Income. The portion of each Member’s distributive share of Company Net Income that is characterized as ordinary income pursuant to Section 1245 or 1250 of the Code shall be proportionate to the amount of Net Income or Net Loss which included the corresponding depreciation deductions that were allocated to such Member as compared with the amount of depreciation deductions allocated to all Members.

4.6 Allocation Among Investor Units. Except as otherwise provided in this Agreement, all Distributions and allocations made shall be pro rata among the Investor Units date of such allocation (which allocation date shall be deemed to be the last day of each month). For purposes of this Section 4, an Economic Interest Owner shall be treated as a Member. Members who purchase Investor Units at different times during the Company tax year shall be allocated Net Income and Net Loss using the monthly convention set forth in Section 4.7.

4.7 Allocation of Company Items. Except as otherwise provided herein, whenever a proportionate part of Net Income or Net Loss is allocated to a Member, every item of income, gain, loss or deduction entering into the computation of such Net Income or Net Loss, and every item of credit or tax preference related to such allocation and applicable to the period during which such Net Income or Net Loss was realized shall be allocated to the Owner in the same proportion.

4.8 Assignment.

4.8.1 In the event of the assignment of an Investor Unit, the Net Income and Net Loss shall be apportioned as between the Member and his assignee based upon the number of months of their respective ownership during the year in which the assignment occurs, without regard to the results of the Company’s operations during the period before or after such assignment. Distributions shall be made to the holder of record of the Investor Units as of the date of the Distribution. An assignee who receives Investor Units during the first 15 days of a month will receive any allocations relative to such month. An assignee who acquires Investor Units on or after the sixteenth day of a month will be treated as acquiring his Investor Units on the first day of the following month.

4.8.2 In the event of the assignment of the Manager’s Interest, if any, the allocations of Net Income or Net Loss shall be as agreed between the Manager and its assignee. In the absence of an agreement, the Net Income, Net Loss and Distributions shall be allocated in a manner similar to that provided in Section 4.7.

4.9 Power of Manager to Vary Allocations. It is the intent of the Members that each Member’s share of Net Income and Net Loss be determined and allocated in accordance with Section 704(b) and Section 514(c)(9) of the Code, and the provisions of this Agreement shall be so interpreted. Therefore, if the Company is advised by the Company’s legal counsel that the allocations provided in this Section 4 are unlikely to be respected for federal income tax purposes, the Manager is hereby granted the power to amend the allocation provisions of this Agreement to the minimum extent necessary to comply with Section 704(b) and Section 514(c)(9) of the Code and effect the plan of allocations and distributions provided for in this Agreement.

4.10 Consent of Members. The allocation methods of Net Income and Net Loss are hereby expressly consented to by each Member as a condition of becoming a Member.

4.11 Withholding Obligations.

4.11.1 If the Company is required (as determined in good faith by the Manager) to make a payment (“Tax Payment”) with respect to any Member to discharge any legal obligation of the Company or the Manager to make payments to any governmental authority with respect to any federal, foreign, state or local tax liability of such Member arising as a result of such Member’s interest in the Company, then, notwithstanding any other provision of this Agreement to the contrary, the amount of any such Tax Payment shall be deemed to be a loan by the Company to such Member, which loan shall bear interest at the Prime Rate and be payable upon demand or by offset to any Distribution which otherwise would be made to such Member.

4.11.2 If and to the extent the Company is required to make any Tax Payment with respect to any Member, or elects to make payment on any loan described in Section 4.11.1 by offset to a Distribution to a Member, either (a) such Member’s proportionate share of such Distribution shall be reduced by the amount of such Tax Payment, or (b) such Member shall pay to the Company prior to such Distribution an amount of cash equal to such Tax Payment. In the event a portion of a Distribution in kind is retained by the Company pursuant to clause (a) above, such retained property may, in the discretion of the Manager, either (i) be distributed to the other Members, or (ii) be sold by the Company to generate the cash necessary to satisfy such Tax Payment. If the property is sold, then for purposes of income tax allocations only under the Agreement, any gain or loss from such sale or exchange shall be allocated to the Member to whom the Tax Payment relates. If the property is sold at a gain, and the Company is required to make any Tax Payment on such gain, the Member to whom the gain is allocated shall pay the Company prior to the due date of Tax Payment an amount of cash equal to such Tax Payment.

4.11.3 The Manager shall be entitled to hold back any Distribution to any Member to the extent the Manager believes in good faith that a Tax Payment will be required with respect to such Member in the future and the Manager believes that there will not be sufficient subsequent Distributions to make such Tax Payment.

5. Distributions.

5.1 Cash from Operations. Distributable Cash from Operations with respect to each calendar year shall be distributed 100% to the Investor Units.

5.2 Cash from Capital Transactions. Cash from Capital Transactions with respect to each calendar year shall be distributed 100% to the Investor Units.

5.3 Restrictions. The Company intends to make periodic distributions of substantially all cash determined by the Manager to be distributable, subject to the following: (a) Distributions may be restricted or suspended for periods when the Manager determines in its reasonable discretion that it is in the best interest of the Company; and (b) all Distributions are subject to the payment, and the maintenance of reasonable reserves for payment, of Company obligations. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

6. Sales Commissions and Due Diligence Reimbursement. The Memorandum provides that certain broker-dealers (“Broker-Dealers,” collectively the “Selling Group”) who are members of the National Association of Securities Dealers, Inc. (“NASD”) will receive commissions of up to 8% of the gross proceeds (“Gross Proceeds”) of the Offering (“Selling Commissions”). NNN Capital Corp., an Affiliate of the Member, will receive a nonaccountable marketing and due diligence allowance in the amount of 1.5% of the Gross Proceeds, which it may reallow to other members of the Selling Group. In addition, NNN Capital Corp. will receive a nonaccountable marketing due diligence expense allowance in the amount of 1% of the Gross Proceeds, which it will not reallow to other members of the Selling Group. The total aggregate amount of commissions, marketing and due diligence expense reimbursements (collectively, “Selling Commissions and Expenses”) will not exceed 10.5% of the Gross Proceeds.

7. Authority and Responsibilities of the Manager.

7.1 Management. The business and affairs of the Company shall be managed by its Manager. Except as otherwise set forth in this Agreement, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and all property of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

7.2 Number, Tenure and Qualifications. The Company shall have one Manager, which shall be Triple Net Properties, LLC. The Manager shall hold office until it is removed, withdraws or resigns.

7.3 Manager Authority. The Manager shall have all authority, rights and powers conferred by law, subject to this Agreement, and those required or appropriate to the management of the Company’s business.

7.4 Restrictions on Manager’s Authority. The Manager shall have no authority to:

7.4.1 Enter into contracts with the Company that would bind the Company after the expulsion, Event of Insolvency, or other cessation of the Manager’s existence.

7.4.2 Use or permit any other person to use Company funds or assets in any manner except for the exclusive benefit of the Company;

7.4.3 Alter the primary purpose of the Company;

7.4.4 Receive from the Company a rebate or give-up or participate in any reciprocal business arrangements which would enable it or any Affiliate to do so (excluding the fees and other items set forth in the Management Agreement);

7.4.5 Sell or lease to the Company any real property;

7.4.6 Admit another person or entity as the Manager, except with the consent of the Members as provided in this Agreement;

7.4.7 Reinvest Cash from Operations in any additional properties other than the Property;

7.4.8 Confess a judgment against the Company in connection with any threatened or pending legal action;

7.4.9 Commingle the Company funds with those of any other person or entity, except for (i) the temporary deposit of funds in a bank checking account for the sole purpose of making Distributions immediately thereafter to the Members;

7.4.10 Directly or indirectly pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchaser regarding the purchase of Investor Units;

7.4.11 Merge, combine or “roll-up” the Company into a partnership, limited liability company or other entity or participate in an UPREIT, DOWNREIT or similar transaction with a real estate investment trust or other entity; or

7.4.12 Vote, or permit to be voted, any Membership Interest owned by the Manager or any Affiliate to remove the Manager in accordance with Section 9.2.

7.5 Responsibilities of the Manager. The Manager shall:

7.5.1 Have a fiduciary responsibility similar to that of a corporate director for the safekeeping and use of all the funds and assets of the Company;

7.5.2 Devote such of its time and efforts to the business of the Company as the Manager shall in its discretion, exercised in good faith, determine to be necessary to conduct the business of the Company;

7.5.3 File and publish all certificates, statements, or other instruments required by law for formation, qualification and operation of the Company and for the conduct of its business in all appropriate jurisdictions;

7.5.4 Cause the Company to be protected by public liability, property damage and other insurance determined by the Manager in its discretion to be appropriate to the business of the Company;

7.5.5 At all times use its best efforts to meet applicable requirements for the Company to be taxed as a partnership and not as an association taxable as a corporation; and

7.5.6 Amend this Agreement to reflect the admission of Members not later than 90 days after the date of admission or substitution.

7.6 Administration of Company. So long as it is the Manager and the provisions of this Agreement for compensation and reimbursement of expenses of the Manager are observed, the Manager shall have the responsibility of providing continuing administrative and executive support, advice, consultation, analysis and supervision with respect to the functions of the Company and compliance with federal, state and local regulatory requirements and procedures. In this regard, the Manager may retain the services of such Affiliates or unaffiliated parties as the Manager may deem appropriate to provide management and financial consultation and advice, and may enter into agreements for the management and operation of Company assets.

7.7 Tax Matters Partner. The Members hereby appoint the Manager to act as the “tax matters partner.”

7.8 Indemnification of Manager.

7.8.1 The Manager, its members, managers, affiliates, officers, directors, partners, employees, agents and assigns, shall not be liable for, and shall be indemnified and held harmless (to the full extent of the Company’s assets and to the maximum extent permitted by applicable law) from, any loss or damage incurred by them, the Company or the Members in connection with the business of the Company, including by way of illustration, but not limitation, costs and reasonable attorneys’ fees and any amounts expended in the settlement of any claims of loss or damage resulting from any act or omission performed or omitted in good faith, which shall not constitute negligence or malfeasance, pursuant to the authority granted, to promote the interests of the Company. Moreover, the Manager shall not be liable to the Company or the Members because any taxing authorities disallow or adjust any deductions or credits in the Company income tax returns.

7.8.2 Notwithstanding Section 7.8.1, the Company shall not indemnify any Manager, or shareholder, director, officer or other employee thereof, for liability imposed or expenses incurred in connection with any claim arising out of a violation of the Securities Act of 1933, as amended, or any other federal or state securities law, with respect to the offer and sale of the Investor Units. Indemnification will be allowed for settlements and related expenses in lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that (i) the Manager is successful in defending the action; (ii) the indemnification is specifically approved by the court of law which shall have been advised as to the current position of the Securities and Exchange

Commission (as to any claim involving allegations that the Securities Act of 1933, as amended, was violated) or the applicable state authority (as to any claim involving allegations that the applicable state’s securities laws were violated); or (iii) in the opinion of counsel for the Company, the right to indemnification has been settled by controlling precedent.

7.8.3 Notwithstanding any provision hereof to the contrary, any indemnification shall be fully subordinated to any obligations respecting the Interest and shall not constitute a claim against the Company in the event that cash flow is insufficient to pay such obligations.

7.9 No Personal Liability for Return of Capital. The Manager shall not be personally liable or responsible for the return or repayment of all or any portion of the Capital Contribution of any Member or any loan made by any Member to the Company solely by reason of being a manager of the Company, it being expressly understood that any such return of capital or repayment of any loan shall be made solely from the assets (which shall not include any right of contribution from any Member) of the Company.

7.10 Authority as to Third Persons.

7.10.1 Notwithstanding any other provision of this Agreement, no third party dealing with the Company shall be required to investigate the authority of the Manager or secure the approval or confirmation by any Member of any act of the Manager in connection with the Company business.

7.10.2 The Manager shall have full authority to execute on behalf of the Company any and all agreements, contracts, conveyances, deeds, mortgages and other instruments, and the execution thereof by one or more officers of the Manager, executing on behalf of the Company shall be the only execution necessary to bind the Company thereto. No signature of any Member shall be required.

7.11 Authorization. In furtherance of the conduct of the purposes described in Section 1.3 above, the Company shall possess and may exercise all of the powers and privileges granted by the Act, and the Company is hereby authorized to do any act, enter into any agreement, contract or other instrument, and otherwise to engage in any activity and to do any action not prohibited under the Act or other applicable law which are necessary, useful, desirable or convenient to the conduct, promotion and attainment of the business and purposes of the Company. In addition, the Company, or the Manager on behalf of the Company, may enter into and perform the Loan Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Manager to enter into other agreements on behalf of the Company in accordance with this Agreement.

8. Rights, Authority and Voting of the Member.

8.1 Members Are Not Agents. Pursuant to Section 7, the management of the Company is vested exclusively in the Manager. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind or execute any instrument on behalf of the Company.

8.2 Voting by a Member. Members who own Investor Units shall be entitled to cast one vote for each Investor Unit they own. Except as otherwise specifically provided in this Agreement or any mandatory provision of the Act, Members who own Investor Units (but not Economic Interest Owners) shall have the right to vote only upon the following matters:

8.2.1 Removal of the Manager as provided in this Agreement;

8.2.2 Amendment of this Agreement;

8.2.3 Any merger, combination or “roll-up” of the Company or any UPREIT, DOWNREIT or other similar transaction with a real estate investment trust;

8.2.4 Dissolution and winding up of the Company as set forth in Section 13.1;

8.2.5 The sale of all or substantially all of the assets of the Company; and

8.2.6 Election to obtain audited financial statements as set forth in Section 12.3.2.

Notwithstanding any provision hereof to the contrary, when acting on matters subject to the vote of the Members, notwithstanding that the Company is not then insolvent, all of the Members shall, to the fullest extent permitted by law (including § 18 – 1101(c) of the Act), take into account the interest of the Company’s creditors, as well as those of the Members.

8.3 Member Vote; Consent of Manager. Except as expressly provided in this Agreement, matters upon which the Members may vote shall require a Requisite Vote of the Members to pass and become effective. The following matters shall require the consent of the Manager to pass and become effective:

8.3.1 Any amendment to this Agreement; and

8.3.2 The admission of an additional or successor Manager when the current Manager will continue as such.

8.4 Meetings of the Members. The Manager may at any time call for a meeting of the Members, or for a vote without a meeting, on matters on which the Members are entitled to vote. In addition, the Manager shall call for such a meeting following receipt of a written request therefor of Members holding more than 10% of the Investor Units entitled to vote as of the record date. Within 20 days after receipt of such request, the Manager shall notify all Members of record on the record date of the Company meeting.

8.4.1 Notice. Written notice of each meeting shall be given to each Member entitled to vote, either personally by certified U.S. mail, with return receipt requested or other comparable means of written communication, charges prepaid, addressed to such Member at his address appearing on the books of the Company or given by him to the Company for the purpose of notice or, if no such address appears or is given, at the principal executive office of the Company, or by publication of notice at least once in a newspaper of general circulation in the city or county in which such office is located. All such notices shall be sent not less than 10, nor more than 60, days before such meeting. The notice shall specify the place, date and hour of the meeting and the general nature of business to be transacted, and no other business shall be transacted at the meeting.

8.4.2 Adjourned Meeting and Notice Thereof. When a Members’ meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

8.4.3 Quorum. The presence in person or by proxy of the persons entitled to vote a majority of the Investor Units shall constitute a quorum for the transaction of business. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a Requisite Vote or such greater vote as may be required by this Agreement or by law. In the absence of a quorum, any meeting of Members may be adjourned from time to time by the vote of a majority of the Investor Units represented either in person or by proxy, but no other business may be transacted, except as provided above.

8.4.4 Consent of Absentees. The transactions of any meeting of Members, however called and noticed and wherever held, are as valid as though they occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of the meeting or an approval of the minutes thereof. All waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting.

8.4.5 Action Without Meeting. Except as otherwise provided in this Agreement, any action which may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all entitled to vote thereon were present and voted. In the event the Members are requested to consent on a matter without a meeting, each Member shall be given not less than 10, nor more than 60, days notice. In the event the Manager or Members representing more than 10% of the Investor Units, request a meeting for the purpose of discussing or voting on the matter, the notice of a meeting shall be given in the same manner as required by Section 8.4.1 and no action shall be taken until the meeting is held. Unless delayed as a result of the preceding sentence, any action taken without a meeting will be effective 5 days after the required minimum number of voters have signed the consent; however, the action will be effective immediately if the Manager and Members representing at least 90% of the Investor Units have signed the consent.

8.4.6 Record Dates. For purposes of determining the Members entitled to notice of any meeting or to vote or entitled to receive any Distributions or to exercise any rights in respect of any other lawful matter, the Manager (or Members representing more than 10% of the Investor Units if the meeting is being called at their request) may fix in advance a record date, which is not more than 60 nor less than 10 days prior to the date of the meeting nor more than 60 days prior to any other action. If no record date is fixed:

(a) The record date for determining Members entitled to notice of, or to vote at, a meeting of Members shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held;

(b) The record date for determining Members entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given;

(c) The record date for determining Members for any other purpose shall be at the close of business on the day on which the Manager adopts it, or the 60th day prior to the date of the other action, whichever is later; and

(d) A determination of Members of record entitled to notice of, or to vote at, a meeting of Members shall apply to any adjournment of the meeting unless the Manager, or the Members who requested the meeting fix a new record date for the adjourned meeting, but the Manager, or such Members, shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

8.4.7 Proxies. Every person entitled to vote or execute consents shall have the right to do so either in person or by one or more agents authorized by a written proxy executed by such person or his duly authorized agent and filed with the Manager. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy continues in full force and effect until revoked or unless it states that it is irrevocable. A proxy which states that it is irrevocable is irrevocable for the period specified therein.

8.4.8 Chairman of Meeting. The Manager may select any person to preside as Chairman of any meeting of the Members, and if such person shall be absent from the meeting, or fail or be unable to preside, the Manager may name any other person in substitution therefor as Chairman. In the absence of an express selection by the Manager of a Chairman or substitute therefor, the President, Vice President, Secretary, or Chief Financial Officer of the Manager shall preside as Chairman, in that order. The Chairman of the meeting shall designate a secretary for such meeting, who shall take and keep or cause to be taken and kept minutes of the proceedings thereof. The conduct of all Members’ meetings shall at all times be within the discretion of the Chairman of the meeting and shall be conducted under such rules as he may prescribe. The Chairman shall have the right and power to adjourn any meeting at any time, without a vote of the Investor Units present in person or represented by proxy, if the Chairman shall determine such action to be in the best interests of the Company.

8.4.9 Inspectors of Election. In advance of any meeting of Members, the Manager may appoint any persons other than nominees for Manager or other office as the inspector of election to act at the meeting and any adjournment thereof. If an inspector of election is not so appointed, or if any such person fails to appear or refuses to act, the Chairman of any such meeting may, and on the request of any Member or his proxy shall, make such appointment at the meeting. The inspector of election shall determine the number of Investor Units outstanding and the voting power of each, the Investor Units represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes, ballots or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes or consents, determine when the polls shall close, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all Members.

8.4.10 Record Date and Closing Company Books. When a record date is fixed, only Members of record on that date are entitled to notice of and to vote at the meeting or to receive a Distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any Investor Units on the books of the Company after the record date.

8.5 Rights of Members. No Member shall have the right or power to: (i) withdraw or reduce his contribution to the capital of the Company, except as a result of the dissolution of the Company or as otherwise provided in this Agreement or by law, or (ii) demand or receive property other than cash in return for his Capital Contribution. Except as provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to allocations of the Net

Income, Net Loss or Distributions of the Company. Other than upon the termination and dissolution of the Company as provided by this Agreement, there has been no time agreed upon when the contribution of each Member (other than the Initial Member) is to be returned.

8.6 Restrictions on the Member. No Member shall:

8.6.1 Except as required by law, disclose to any non-Member other than their lawyers, accountants or consultants and/or commercially exploit any of the Company’s business practices, trade secrets or any other information not generally known to the business community, including the identity of suppliers utilized by the Company;

8.6.2 Act with the intention of harming the business operations of the Company; or

8.6.3 Do any act contrary to the Agreement.

8.7 Return of Capital of Member. In accordance with the Act, an Owner may, under certain circumstances, be required to return to the Company, for the benefit of the Company’s creditors, amounts previously distributed to the Owner. If any court of competent jurisdiction holds that any Owner is obligated to make any such payment, such obligation shall be the obligation of such Owner and not of the Company, the Manager or any other Owner.

8.8 Special Member. Upon the occurrence of any event that causes the last remaining Member to cease to be a Member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its interest in the Company and the admission of the Substituted Member pursuant to Section 11.2, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Section 13.3), the Person executing this Agreement as the Special Member shall, without any action of such Person and simultaneously with the last remaining Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. The Special Member may not resign from the Company or transfer its rights as Special Member unless a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement; provided, however, the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member. The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, the Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, the person acting as the Special Member shall execute a counterpart to this Agreement. Prior to admission to the Company as Special Member, the Person executing this Agreement as the Special Member shall not be a member of the Company.

9. Resignation and Termination.

9.1 Resignation or Withdrawal of Manager. Subject to Section 10, the Manager shall not resign or withdraw as the Manager or do any act that would require its resignation or withdrawal.

9.2 Removal for Cause. The Members by Requisite Vote shall have the right to remove the Manager at any time solely “for cause.” For purposes of this Agreement, removal of the Manager “for cause” shall mean removal due to the (a) gross negligence or fraud of the Manager, (b) willful misconduct or willful breach of this Agreement by the Manager, (c) bankruptcy, insolvency or inability of the Manager to meet its obligation as the same come due, (d) an Event of Default under the Loans (as defined therein), or (e) a conviction of a felony by Anthony W. Thompson, President of the Manager. If the Manager or an Affiliate owns any Investor Units, the Manager or the Affiliate, as the case may be, shall not participate in any vote to remove the Manager.

9.3 Payment of Outstanding Fees to Manager. Upon the removal of the Manager pursuant to Section 9.2 or resignation of the Manager pursuant to Section 10, the Manager shall be paid by the Company all fees that have been earned and all other compensation remaining to be paid under this Agreement.

10. Assignment of the Manager’s Interest.

10.1 Permitted Assignments. Except as otherwise provided in this Agreement, the Manager may not sell, assign, hypothecate, encumber or otherwise transfer any part or all of its interest, if any, in the Company except with the consent of a Requisite Vote of the Members, which consent may be withheld by such Members in their sole and absolute discretion and without reason or for any reason whatsoever. If the Members consent to the transfer, the interest may only be sold to the proposed transferee within the time period approved by the Members, or within 90 days of such consent on the proposed terms and price, if later. All costs of the transfer, including reasonable attorneys’ fees (if any), shall be borne by the transferring Manager.

10.1.1 Any assignment or transfer of the Manager’s interest provided for by this Agreement can be an assignment or transfer of all of its interest or any portion or part of its interest.

10.1.2 Any transfer of all or a part of any Manager’s interest may be made only pursuant to the terms and conditions contained in this Section 10.

10.1.3 Any such assignment shall be by a written instrument of assignment, the terms of which are not in contravention of any of the provisions of this Agreement, and which has been duly executed by the assignor of such Manager’s interest and accepted by the Members pursuant to a Requisite Vote.

10.1.4 The assignor and assignee shall have executed, acknowledged, and delivered such other instruments as the Members pursuant to a Requisite Vote, may deem necessary or desirable to effect such substitution, which may include an opinion of counsel regarding the effect and legality of any such proposed transfer, and which shall include the written acceptance and adoption by the assignee of the provisions of this Agreement.

10.1.5 Notwithstanding the foregoing Sections 10.1.1 – 10.1.4, and anything to the contrary in this Agreement, the Manager or its Affiliates may sell, assign, hypothecate, encumber or otherwise transfer any part or all of their interest in the Company received in consideration for funds advanced to the Company in accordance with Section 3.3, provided that: (a) the Manager, its Affiliates and/or the transferee are responsible for all transfer costs including the Company’s legal fees and costs; (b) such transferee agrees to be bound by this Agreement; (c) such transfer complies with all requirements pursuant to the Act, and all applicable federal and state securities laws; and (d) such transferee is an Affiliate of the Manager.

10.2 Substitute Manager. Upon acceptance by the Members of an assignment by the Manager, any assignee of such Manager’s interest in compliance with this Section 10 shall be substituted as the Manager.

10.3 Transfer in Violation Not Recognized. Any assignment, sale, exchange or other transfer in contravention of the provisions of this Section 10 shall to the fullest extent permitted by law be void and ineffectual and shall not bind or be recognized by the Company.

11. Assignment of Investor Units.

11.1 Permitted Assignments. A Member may only sell, assign, hypothecate, encumber or otherwise transfer all of his or her interest in the Company if the following requirements are satisfied:

11.1.1 The Manager consents in writing to the transfer;

11.1.2 No Member shall transfer, assign or convey or offer to transfer, assign or convey all or any portion of an Investor Unit to any person who does not possess the financial qualifications required of all persons who become Members;

11.1.3 No Member shall have the right to transfer any Investor Unit to any minor or to any person who, for any reason, lacks the capacity to contract for himself under applicable law. Such limitations shall not, however, restrict the right of any Member to transfer any one or more Investor Units to a custodian or a trustee for a minor or other person who lacks such contractual capacity;

11.1.4 The Manager, with advice of counsel, must determine that such transfer will not jeopardize the applicability of the exemptions from the registration requirements under the Securities Act of 1933, as amended, and registration or qualification under state securities laws relied upon by the Company and Manager in offering and selling the Investor Units or otherwise violate any federal or state securities laws;

11.1.5 The Manager, with advice of counsel, must determine that, despite such transfer, Investor Units will not be deemed traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof) under the provisions applicable to publicly traded partnership status; provided, however, in no event may any Member transfer any Investor Units if such transfer would cause the Company to have more than 100 Owners without the express prior written consent of the Manager, which consent may be withheld in the Manager’s sole and absolute discretion;

11.1.6 Any such transfer shall be by a written instrument of assignment, the terms of which are not in contravention of any of the provisions of this Agreement, and which has been duly executed by the assignor of such Investor Units and accepted by the Manager in writing. Upon such acceptance by the Manager, such an assignee shall take subject to all terms of this Agreement and shall become an Economic Interest Owner; and

11.1.7 A transfer fee shall be paid by the transferring Member in such amount as may be required by the Manager to cover all reasonable expenses, including attorneys’ fees, connected with such assignment.

11.1.8 The transfer would not cause a default or otherwise accelerate any payment date on any loan obtained by the Company.

11.1.9 The minimum Interest that may be transferred is the lesser of one Investor Unit or the Member’s entire interest in the Company.

11.2 Substituted Member.

11.2.1 Conditions to be Satisfied. No Economic Interest Owner shall have the right to become a Substituted Member unless the Manager shall consent thereto in accordance with Section 11.2.2 and all of the following conditions are satisfied:

(a) A duly executed and acknowledged written instrument of assignment shall have been filed with the Company, which instrument shall specify the number of Investor Units being assigned and set forth the intention of the assignor that the assignee succeed to the assignor’s interest as a Substituted Member in his place;

(b) The assignor and assignee shall have executed, acknowledged and delivered such other instruments as the Manager may deem necessary or desirable to effect such substitution, which may include an opinion of counsel regarding the effect and legality of any such proposed transfer, and which shall include: (i) the written acceptance and adoption by the Economic Interest Owner of the provisions of this Agreement; and (ii) the execution, acknowledgment and delivery to the Manager of a special power of attorney, the form and content of which are more fully described herein; and

(c) A transfer fee sufficient to cover all reasonable expenses connected with such substitution shall have been paid to the Company.

Notwithstanding the foregoing, so long as any obligation pursuant to the Loan Documents remains outstanding, no additional or Substituted Member may be admitted unless approved by the Lenders.

11.2.2 Consent of Manager. The consent of the Manager shall be required to admit an Economic Interest Owner as a Substituted Member. The granting or withholding of such consent shall be within the sole and absolute discretion of the Manager.

11.2.3 Consent of Member. By executing or adopting this Agreement, each Member hereby consents to the admission of additional or Substituted Members, and to any Economic Interest Owner becoming a Substituted Member upon consent of the Manager and in compliance with this Agreement.

11.3 Rights of Economic Interest Owner. An Economic Interest Owner shall be entitled to receive Distributions from the Company attributable to the interest acquired by reason of such assignment from and after the effective date of the assignment; provided, however, that notwithstanding anything herein to the contrary, the Company shall be entitled to treat the assignor of such interest as the absolute owner thereof in all respects, and shall incur no liability for allocations of Net Income and Net Loss or Distributions, or for the transmittal of reports or accounting until the written instrument of assignment has been received by the Company and recorded on its books. The effective date of such assignment shall be the date on which all of the requirements of this Section have been complied with, subject to Section 4.8.

11.4 Right to Inspect Books. Economic Interest Owners shall have no right to inspect the Company’s books or records, to vote on Company matters, or to exercise any other right or privilege as Members, until they are admitted to the Company as Substituted Members, except as provided in the Act.

11.5 Assignment of 50% or More of Investor Units. No assignment of any Investor Units may be made if the Investor Units to be assigned, when added to the total of all other Investor Units and Manager interests assigned within the 13 immediately preceding months, would, in the opinion of counsel for the Company, result in the termination of the Company under the Code.

11.6 Transfer Subject to Law. No assignment, sale, transfer, exchange or other disposition of any Investor Units may be made except in compliance with the applicable governmental laws and regulations, including state and federal securities laws.

11.7 Termination of Membership Interest. Upon the transfer of an Investor Unit in violation of this Agreement or the occurrence of a Dissolution Event as to such Member which does not result in the dissolution of the Company, the Membership Interest of a Member shall be converted into an Economic Interest or purchased by the Company as provided herein.

11.8 Transfer by Operation of the Loan Documents. Other than this Section 11.8, this Section 11 shall not apply to any transfer occurring pursuant to operation of the Loan Documents, and the Manager shall admit any such transferee as a Member of the Company; provided, however that the Lender exercising its rights pursuant to the Loan Documents shall certify in writing to the Manager that: (i) such admission is in accordance with the Loan Documents and (ii) the Lender has elected to exercise its rights under the Loan Documents to: (x) succeed to the interests of a Member in the Company or (y) sell the Investor Units or (z) name a transferee.

12. Books, Records, Accounting and Reports.

12.1 Records, Audits and Reports. The Company shall maintain at its principal office the Company’s records and accounts of all operations and expenditures of the Company including the following:

12.1.1 A current list in alphabetical order of the full name and last known business or resident address of each Owner and Manager, together with the Capital Contribution and the share in profits and losses of each Owner;

12.1.2 A copy of the Certificate of Formation and all amendments thereto, together with any powers of attorney pursuant to this Agreement;

12.1.3 Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

12.1.4 Copies of this Agreement and any amendments thereto together with any powers of attorney pursuant to which any written accounting or any amendments thereto were executed;

12.1.5 Copies of any financial statements of the Company, if any, for the six most recent years; and

12.1.6 The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four fiscal years.

12.2 Delivery to Members and Inspection. Each Member has the right, upon reasonable written request for purposes related to the interest of that person as a Member, to receive from the Company:

(a) True and full information regarding the status of the business and financial condition of the Company;

(b) Promptly after becoming available, a copy of the Company’s Federal, state, and local income tax or information returns and reports for each year;

(c) A current list of the name and last known business, residence or mailing address of each Member and Manager;

(d) A copy of this Agreement and the Certificate of Formation and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and any certificate and all amendments thereto have been executed; and

(e) True and full information regarding the amount of cash and description and statement of the agreed value of any property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member.

(f) Any information required to be made available to a Member pursuant to Section 18-305 of the Act or any other applicable law.

12.3 Annual Report.

12.3.1 The Manager will cause the Company, at the Company’s expense, to prepare an unaudited annual report containing a year end balance sheet, income statement and a statement of changes in financial position. Copies of such statements shall be distributed to each Member within 75 days after the close of each fiscal year of the Company.

12.3.2 Upon the vote of Members who own thirty percent (30%) or more of the Investor Units (including Investor Units owned or controlled by the Manager or its Affiliates), the Manager will use its best efforts to obtain in the future audited financial statements for the Property’s operation. Such audited financial statements shall be at the Company’s sole cost and expense.

12.4 Tax Information. The Manager shall cause the Company, at the Company’s expense, to prepare and timely file income tax returns for the Company with the appropriate authorities, and shall cause all Company information necessary in the preparation of the Owners’ individual income tax returns to be distributed to the Owners not later than 75 days after the end of the Company’s fiscal year.

13. Termination and Dissolution of the Company.

13.1 Dissolution of Company. The Company shall be dissolved, and its affairs wound up upon the earliest to occur of the following:

13.1.1 A determination by the Manager, with a Requisite Vote, to terminate the Company;

13.1.2 The sale of the Property or the receipt of the final payment on any seller financing provided by the Company on the sale of the Property, if later, unless the Company holds securities of another company which cannot be distributed, in which case the Company will be dissolved as soon as possible upon such distribution; or

13.1.3 The termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or

13.1.4 The entry of a decree of judicial dissolution under Section 18-802 of the Act.

Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by such Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Section 11.2, or (ii) the resignation of such Member and the admission of an additional member of the Company pursuant to Section 13.3), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company.

13.2 Events of Dissolution. Notwithstanding any provision hereof to the contrary, to the extent permissible under applicable Federal and state tax and other applicable law, the vote of a majority-in-interest of the remaining Members is sufficient to continue the existence of the Company upon the occurrence of any of the events set forth in Section 13.1.1. If such vote is not obtained, for so long as any Obligations are outstanding, to the fullest extent permitted by law, the Company shall not liquidate the Property without first obtaining approval of the Lenders. In any event, such holder may, to the fullest extent provided by law, continue to exercise all of its rights under the existing security agreements or mortgages until the Loans have been paid in full or otherwise completely discharged.

13.3 Restriction on Termination. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member or Special Member shall not cause the dissolution of the Company, and upon the occurrence of such an event the Company shall continue without dissolution. So long as any obligation pursuant to the Loan Documents is outstanding, no Member may resign without the prior written approval of the Lenders if such consent is required by the Loan Documents. If a Member is permitted to resign pursuant to this Section 13.3, an additional member of the Company shall be admitted to the Company, subject to the approval of the Lenders, if such approval is required by the Loan Documents, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a Member of the Company.

13.4 Termination. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

13.5 Liquidation of Assets. Upon a dissolution of the Company, the Manager (or in case there is no Manager, the Members or person designated by a Requisite Vote) shall take full account of the

Company assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair market value thereof, and shall apply and distribute the proceeds therefrom in the following order:

13.5.1 To creditors in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and

13.5.2 To the Members in accordance with Section 5.2 hereof.

13.6 Distributions Upon Dissolution. Each Member shall look solely to the assets of the Company for all Distributions and its Capital Contributions, and shall have no recourse therefor (upon dissolution or otherwise) against any Manager or any Member.

13.7 Liquidation of Member’s Interest. If there is a Liquidation of a Member’s interest in the Company, any liquidating Distribution pursuant to such Liquidation shall be made only to the extent of the positive Capital Account balance, if any, of such Member for the taxable year during which such Liquidation occurs after proper adjustments for allocations and Distributions for such taxable year up to the time of Liquidation. Such Distributions shall be made by the end of the taxable year of the Company during which such Liquidation occurs, or if later, within 90 days after such Liquidation.

14.	Special and Limited Power of Attorney.

14.1 Power of Attorney. Triple Net Properties, LLC shall at all times during the term of the Company have a special and limited power of attorney as the attorney-in-fact for each Member, with power and authority to act in the name and on behalf of each such Member to execute, acknowledge, and swear to in the execution, acknowledgment and filing of documents which are not inconsistent with the provisions of this Agreement and which may include, by way of illustration but not by limitation, the following:

14.1.1 This Agreement, as well as any amendments to the foregoing which, under the laws of the State of Delaware or the laws of any other state, are required to be filed or which the Manager shall deem it advisable to file;

14.1.2 Any other instrument or document that may be required to be filed by the Company under the laws of any state or by any governmental agency or which the Manager shall deem it advisable to file;

14.1.3 Any instrument or document that may be required to effect the continuation of the Company, the admission of Substituted Members, or the dissolution and termination of the Company (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement);

14.1.4 Any contract for purchase or sale of real estate, and any deed, deed of trust, mortgage, or other instrument of conveyance or encumbrance, with respect to its tenant in common interest in the Property; and

14.1.5 Any and all other instruments as the Manager may deem necessary or desirable to effect the purposes of this Agreement and carry out fully its provisions.

14.2 Provision of Power of Attorney. The special and limited power of attorney granted to Triple Net Properties, LLC:

14.2.1 Is a special power of attorney coupled with an interest, is irrevocable, shall survive the death, incapacity, termination or dissolution of the granting Member, and is limited to those matters herein set forth;

14.2.2 May be exercised by Triple Net Properties, LLC by and through one or more of the officers of Triple Net Properties, LLC, for each of the Members by the signature of Triple Net Properties, LLC acting as attorney-in-fact for all of the Members, together with a list of all Members executing such instrument by their attorney-in-fact or by such other method as may be required or requested in connection with the recording or filing of any instrument or other document so executed; and

14.2.3 Shall survive an assignment by a Member of all or any portion of his Investor Units except that, where the assignee of the Investor Units owned by the Member has been approved by the Manager for admission to the Company as a Substituted Member, the special power of attorney shall survive such assignment for the sole purpose of enabling Triple Net Properties, LLC to execute, acknowledge and file any instrument or document necessary to effect such substitution.

14.3 Notice to Members. The Manager shall promptly furnish to a Member a copy of any amendment to the Agreement executed by Triple Net Properties, LLC pursuant to a power of attorney from the Member.

15. Relationship of This Agreement to the Act. Many of the terms of this Agreement are intended to alter or extend provisions of the Act as they may apply to the Company or the Members. Any failure of this Agreement to mention or specify the relationship of such terms to provisions of the Act that may affect the scope or application of such terms shall not be construed to mean that any of such terms is not intended to be an operating agreement provision authorized or permitted by the Act or which in whole or in part alters, extends or supplants provisions of the Act as may be allowed thereby.

16. Amendment of Agreement.

16.1 Admission of Member. Amendments to this Agreement for the admission of any Member or Substitute Member shall not, if in accordance with the terms of this Agreement, require the consent of any Member.

16.2 Amendments with Consent of Member. In addition to any amendments otherwise authorized herein, this Agreement may be amended by the Manager with a Requisite Vote of the Members.

16.3 Amendments Without Consent of the Members. In addition to the Amendments authorized pursuant to Section 4.9 or otherwise authorized herein, the Manager may amend this Agreement, without the consent of any of the Members, to (i) change the name and/or principal place of business of the Company, or (ii) decrease the rights and powers of the Manager (so long as such decrease does not impair the ability of the Manager to manage the Company and conduct its business and affairs); provided, however, that no amendment shall be adopted pursuant to this Section 16.3 unless the adoption thereof (A) is for the benefit of or not adverse to the interests of the Members, (B) is not inconsistent with Section 7, and (C) does not affect the limited liability of the Members or the status of the Company as a partnership for Federal income tax purposes.

16.4 Execution and Recording of Amendments. Any amendment to this Agreement shall be executed by the Manager and by Triple Net Properties, LLC, as attorney-in-fact for the Members, pursuant to the power of attorney contained in Section 14. After the execution of such amendment, the Manager shall also prepare and record or file any certificate or other document which may be required to be recorded or filed with respect to such amendment, either under the Act or under the laws of any other jurisdiction in which the Company holds any Property or otherwise does business.

17. Miscellaneous.

17.1 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

17.2 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Members.

17.3 Severability. In the event any sentence or Section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

17.4 Notices. All notices under this Agreement shall be in writing and shall be given to the Member or Economic Interest Owner entitled thereto, by personal service or by mail, posted to the address maintained by the Company for such person or at such other address as he may specify in writing.

17.5 Manager’s Address. The name and address of the Manager is as follows:

Triple Net Properties, LLC
1551 N. Tustin Avenue, Suite 650
Santa Ana, California 92705
Attn: Anthony W. Thompson, President

17.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), where this Agreement is made and entered into.

17.7 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provisions hereof.

17.8 Gender. Whenever required by the context hereof, the singular shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, and vice versa.

17.9 Time. Time is of the essence with respect to this Agreement.

17.10 Additional Documents. Each Member, upon the request of the Manager, shall perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement, including, but not limited to, providing acknowledgment before a Notary Public of any signature made by a Member.

17.11 Descriptions. All descriptions referred to in this Agreement are expressly incorporated herein by reference as if set forth in full, whether or not attached hereto.

17.12 Binding Arbitration. Any controversy arising out of or related to this Agreement or the breach thereof or an investment in the Investor Units shall be settled by arbitration in Orange County, California, in accordance with the rules of The American Arbitration Association (the “AAA”), and

judgment entered upon the award rendered may be enforced by appropriate judicial action. The arbitration panel shall consist of one member, which shall be the mediator if mediation has occurred or shall be a person agreed to by each party to the dispute within 30 days following notice by one party that he desires that a matter be arbitrated. If there was no mediation and the parties are unable within such 30 day period to agree upon an arbitrator, then the panel shall be one arbitrator selected by the Orange County office of The American Arbitration Association, which arbitrator shall be experienced in the area of real estate and limited liability companies and who shall be knowledgeable with respect to the subject matter area of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorney’s fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by him or the prevailing party or such costs shall be allocated by the arbitrator. The arbitration panel shall render a decision within 30 days following the close of presentation by the parties of their cases and any rebuttal. The parties shall agree within 30 days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery; provided, in any event each Member shall be entitled to discovery. This Section 17.12 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 17.12, including any commercial arbitration rules or rules of the AAA shall be invalid or unenforceable under the Delaware Arbitration Act or other applicable law, such invalidity shall not invalidate all of this Section 17.12. In that case, this Section 17.12 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 17.12 shall be construed to omit such invalid or unenforceable provision.

17.13 Venue. Any action relating to or arising out of this Agreement may be brought in a court of competent jurisdiction located in Orange County, California.

17.14 Partition. The Members agree that the assets of the Company are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives (to the fullest extent permitted by law) any and all rights that he may have, or may obtain, to maintain any action for partition of any of the assets of the Company.

17.15 Integrated and Binding Agreement. This Agreement contains the entire understanding and agreement among the Members with respect to the subject matter hereof, and there are no other agreements, understandings, representations or warranties among the Members other than those set forth herein except the Subscription Documents. This Agreement may be amended only as provided in this Agreement. Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members by the Manager, in accordance with its terms. In addition, the Manager shall be an intended beneficiary of this Agreement.

17.16 Legal Counsel. Each Member acknowledges and agrees that counsel representing the Company, the Manager and its Affiliates does not represent and shall not be deemed under the applicable codes of professional responsibility to have represented or to be representing any or all of the Members, other than the Manager, in any respect. In addition, each Member consents to the Manager hiring counsel for the Company which is also counsel to one or more of the Managers.

18. Separateness Covenants.

18.1 So long as there are any Obligations outstanding, without the prior written consent of Lenders and/or the then-current holders or servicers of the Loans, the Company:

(i) shall have as its sole purpose as described in Section 1.3, and shall not engage in any business other than as is incident, necessary and appropriate to accomplish the foregoing;

(ii) shall not own any assets other than the Membership Interests in Congress Center, LLC, and such assets are and will be owned and held solely by the Company in its own name;

(iii) except as permitted by the Loan Documents, shall not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any Obligations);

(iv) shall not enter into any contract, transaction or agreement with the Member or any Affiliate or constituent party of the Company or the Member except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on arm-lengths basis with third parties other than the Member or such Affiliate or constituent party;

(v) shall not make any loans or advances in the nature of loans to the Member or any other Affiliate of the Company or any constituent party to any thereof or to any other Person, and shall not purchase or hold obligations or securities of the Member or any of its Affiliates or constituent parties. Legal distributions by the Company to the Members shall not be deemed to violate this provision;

(vi) shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets as the same shall become due, and shall not pay the expenses or liabilities of any other Person (including any of its Affiliates or constituent parties);

(vii) shall do all things reasonably necessary to observe organizational formalities and preserve its existence;

(viii) shall not amend, modify or otherwise change this Agreement, the Certificate (other than as required by law) or any other governing document including, without limitation, this Section 18;

(ix) shall maintain its financial statements, bank accounts, books and records in its own name and separate from those of any of its Affiliates, its constituent parties and any other Person, provided, however, the Company’s assets may be included in a consolidated financial statement of its Affiliates if (x) inclusion on such a consolidated financial statement is required to comply with the requirements of generally acceptable accounting principles, (y) such consolidated financial statements contain a footnote to the effect that the Company’s assets are owned by the Company, that the Company’s separate assets and liabilities are neither available to pay the debts of its Affiliates nor constitute obligations of its Affiliates, and that they are being included on the financial statements of its Affiliates solely to comply with generally accepted accounting principles, and (z) its assets and liabilities are listed on the Company’s own balance sheet; and it shall use commercially reasonable efforts not to permit its assets to be listed as assets on the financial statements of any other Person, provided, however, that such restriction shall not preclude any Person from listing its ownership interests in the Company as an asset on its financial statements;

(x) unless otherwise mandated by applicable law or if under applicable law the Company is treated as a so called “disregarded entity,” shall file its tax returns, if any, separate from those of any other Person, and shall not file consolidated tax returns with any other Person at the federal or state level;

(xi) shall at all times hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate of the Company or any constituent party of the Company), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliate as a division or part of the other;

(xii) shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xiii) shall use only checks bearing its own name and not that of any Member or any of its Affiliates or any other Person;

(xiv) to the fullest extent permitted by law, shall not seek or consent to any dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of the Company;

(xv) shall not commingle any of its funds or other assets with those of any Member, any Affiliate, or any of their constituent parties or any other Person;

(xvi) shall maintain its assets in such a manner that it would not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person;

(xvii) shall not assume, guarantee, become obligated for or hold itself out to be responsible for the debts or obligations of any other Person (including any of its Affiliates or constituent parties) or the decisions or actions respecting the daily business or affairs of any other Person;

(xviii) shall not pledge its assets for the benefit of any other Person (other than Administrative Agent under, and pursuant to, and as such term is defined in, the Loan Documents); provided that the Company may pledge its Membership Interest in Congress Center, LLC to any or all of the Lenders as security for the Loans;

(xix) shall not request, require or permit any other Person to guaranty or become obligated for its debts, except as required by Administrative Agent in the Environmental Indemnity Agreement and the Guaranty, if any (as such terms are defined in the Loan Documents) or, in the case of the general partner of a partnership, as may occur under applicable law;

(xx) shall not permit any Affiliate or any constituent party independent (i.e., other than on behalf of the Company) access to its bank accounts;

(xxi) shall pay the salaries of its own employees, if any, from its own funds and shall maintain a sufficient number of employees in light of its contemplated business operations; and

(xxii) shall allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, without limitation, expenses incurred for shared office space and services performed for it by any employee of an Affiliate.

18.2 Notwithstanding any other provision to the contrary in this Agreement, so long as there are any Obligations outstanding, neither the Company nor any other Person on behalf of the Company shall file or consent to the filing of any petition, either voluntary or involuntary, take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors except with the consent of the Members;

Failure of the Company, or any Member or the Manager on behalf of the Company, to comply with any of the foregoing covenants or any other covenants in this Agreement shall not effect the status of the company as a separate legal entity or the limited liability of the Members or the Manager.

IN WITNESS WHEREOF, the undersigned have set their hands to this Agreement as of the date first set forth in the preamble.

MANAGER:	TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company

By:
Anthony W. Thompson, President

INITIAL MEMBER:	TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company

By:
Anthony W. Thompson, President

SPECIAL MEMBER:	TRIPLE NET PROPERTIES REALTY, INC., a California corporation

By:
Anthony W. Thompson, President

EXHIBIT A
DEFINITIONS

“Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which the Member is obligated to restore and the Member’s share of Member Minimum Gain and Company Minimum Gain and;

(ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

“Affiliate” shall mean (i) any person directly or indirectly controlling, controlled by or under common control with another person; (ii) a person owning or controlling 10% or more of the outstanding voting securities of such other person; (iii) any officer, director or partner of such other person; and (iv) if such other person is an officer, director or partner, any company for which such person acts in any capacity. The term “person” shall include any natural person, corporation, partnership, trust, unincorporated association or other legal entity.

“Agreement” shall mean this Operating Agreement, as amended from time to time. This Operating Agreement shall constitute a limited liability company agreement within the meaning of 18-101(7) of the Act.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged as bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Book Gain” shall mean the excess, if any, of the fair market value of the property over its adjusted basis for federal income tax purposes at the time a valuation of the property is required under this Agreement or Treasury Regulations Section 1.704-1(b) for purposes of making adjustments to the Capital Accounts.

“Book Loss” shall mean the excess, if any, of the adjusted basis of the property for federal income tax purposes over its fair market value at the time a valuation of the property is required under this Agreement or Treasury Regulations Section 1.704-1(b) for purposes of making adjustments to the Capital Accounts.

(i)

“Book Value” shall mean the adjusted basis of property for federal income tax purposes increased or decreased by Book Gain, Book Loss, Built-In Gain and Built-In Loss as reduced by depreciation, amortization or other cost recovery deductions, or otherwise, based on such Book Value.

“Built-In Gain (or Loss)” shall mean the amount, if any, by which the agreed value of contributed property exceeds (or is lesser than) the adjusted basis of property contributed to the Company by a Member immediately after its contribution by the Member to the capital of the Company.

“Capital Account” with respect to any Member (or such Member’s assignee) shall mean such Member’s initial Capital Contribution adjusted as follows:

(i) A Member’s Capital Account shall be increased by:

(a) such Member’s share of Net Income;

(b) any income or gain specially allocated to a Member and not included in Net Income or Net Loss;

(c) any additional cash Capital Contribution made by such Member to the Company; and

(d) the fair market value of any additional Capital Contribution consisting of property contributed by such Member to the capital of the Company reduced by any liabilities assumed by the Company in connection with such contribution or to which the property is subject.

(ii) A Member’s Capital Account shall be reduced by:

(a) such Member’s share of Net Loss;

(b) any deduction specially allocated to a Member and not included in Net Income or Net Loss;

(c) any cash Distribution made to such Member; and

(d) the fair market value, as agreed to by the Manager and the Members pursuant to a Requisite Vote, of any property (reduced by any liabilities assumed by the Member in connection with the Distribution or to which the distributed property is subject) distributed to such Member; provided that, upon liquidation and winding up of the Company, unsold property will be valued for Distribution at its fair market value and the Capital Account of each Member before such Distribution shall be adjusted to reflect the allocation of gain or loss that would have been realized had the Company then sold the property for its fair market value. Such fair market value shall not be less than the amount of any nonrecourse indebtedness that is secured by the property.

Property other than money may not be contributed to the Company except as specifically provided in this Agreement. Property of the Company may not be revalued for purposes of calculating Capital Accounts unless the Manager and the Members pursuant to a Requisite Vote agree on the fair market value of the property and Company complies with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g); provided, however, for purposes of calculating Book Gain or Book Loss (but not for purposes of adjusting Capital Accounts to reflect the contribution and distribution of

(ii)

such property), the fair market value of property shall be deemed to be no less than the outstanding balance of any nonrecourse indebtedness secured by such property.

The Capital Account of a Substituted Member shall include the Capital Account of his transferor. Notwithstanding anything to the contrary in this Agreement, the Capital Accounts shall be maintained in accordance with Treasury Regulations Section 1.704-1(b). References in this Agreement to the Treasury Regulations shall include corresponding subsequent provisions.

“Capital Contribution” shall mean the gross amount invested in the Company by a Member and shall be equal in amount to the cash purchase price paid by such Member for the Investor Units sold to him by the Company. In the plural, “Capital Contributions” shall mean the aggregate amount invested by all of the Members in the Company and shall equal, in total, the sum of the amount attributable to the purchase of Investor Units and the contributions of the Manager.

“Capital Transaction” shall mean any financing, refinancing, sale, exchange, or other disposition or condemnation of, or casualty to, the Property.

“Cash from Capital Transactions” shall mean the net cash realized by the Company from any Capital Transaction after payment of all cash expenditures of the Company, including, but not limited to, all fees payable to the Manager or Affiliates, all payments of principal and interest on indebtedness, and such reserves and retentions as the Manager reasonably determines to be necessary and desirable in connection therewith.

“Cash from Operations” shall mean the net cash realized by the Company from any source other than a Capital Transaction, after payment of all cash expenditures of the Company, including, but not limited to, all operating expenses including all fees payable to the Manager or Affiliates, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Manager reasonably determines to be necessary and desirable in connection with Company operations with its then existing assets and any anticipated acquisitions.

“Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware as the same may be amended or restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequently enacted federal revenue laws.

“Company” shall refer to NNN Congress Center Member, LLC.

“Company Minimum Gain” shall meaning “partnership minimum gain” as set forth in Treasury Regulations Sections 1.704-2(d).

“Cunningham Loan” shall mean loans to the Company to acquire the tenant-in-common interest in the Property, pay operating expenses or for any other business purpose made by Cunningham Lending Group, LLC, an Affiliate of Thompson. Any such loan shall bear interest at Cunningham Lending Group, LLC’s cost of funds not to exceed 12% per annum (or, if less, the maximum rate allowed by law).

“Depository Account” shall have the meaning set forth in Section 3.1.5.

“Distributable Cash” shall mean Cash from Operations, and Capital Contributions determined by the Manager to be available for Distribution to the Members.

(iii)

“Distribution” shall refer to any money or other property transferred without consideration (other than repurchased Investor Units) to Members or Owners with respect to their Investor Units in the Company.

“Economic Interest” shall mean an interest in the Net Income, Net Loss and Distributions of the Company but shall not include any right to vote or to participate in the management of the Company.

“Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

“Impound Release Date” shall have the meaning set forth in Section 3.1.5.

“Initial Member” shall refer to Triple Net Properties, LLC, in its capacity as a member of the Company.

“Interest” or “Interests” shall mean a Membership Interest or an Economic Interest.

“Investor Unit” shall represent an interest in the Company entitling the owner of the Investor Unit if admitted as a Member to the respective voting and other rights afforded to a Member holding an Investor Unit, and affording to such Member a share in Net Income, Net Loss and Distributions as provided for in this Agreement.

“Lender” or “Lenders” means any or all (as applicable) of Fleet National Bank, Agent and Fleet Real Estate, Inc., d/b/a Trisail Funds, Agent, and either of their successors and assigns.

“Liquidation” means in respect to the Company the earlier of the date upon which the Company is terminated under Section 708(b)(1) of the Code or the date upon which the Company ceases to be a going concern (even though it may exist for purposes of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and in respect to a Member where the Company is not in Liquidation means the date upon which occurs the termination of the Member’s entire interest in the Company by means of a distribution or the making of the last of a series of Distributions (whether or not made in more than one year) to the Member by the Company.

“Loans” means those loans to Congress Center, LLC and certain other tenants-in-common in the principal amounts of $90,000,000 and $15,000,000 from the Lender(s).

“Loan Documents” means the joinder agreement between the Company and the Lenders, the ownership interests pledge and security agreements, the guaranty agreements and any and all documents related thereto.

“Management Agreement” shall refer to the Management Agreement between the Property Manager, as property manager, and the tenants-in-common, with respect to the management and operation of the Property.

“Manager” means the persons designated as managers of the Company from time to time. The initial manager of the Company is Triple Net Properties, LLC, a Virginia limited liability company. A Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Member” shall mean any holder of an Investor Unit who is admitted to the Company as a Member, in such Person’s capacity as a member of the Company.

“Member Minimum Gain” shall mean “partner nonrecourse debt minimum gain” as determined under Treasury Regulations Section 1.704-2(i)(3).

(iv)

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall mean of “partner nonrecourse deductions,” and the amount thereof shall be, as set forth in Treasury Regulations Section 1.704-2(i).

“Membership Interest” shall mean a Member’s entire limited liability company interest in the Company including such Member’s Economic Interest and such voting and other rights and privileges that the Member may enjoy by being a Member.

“Memorandum” shall mean the Company’s Confidential Private Placement Memorandum dated October 15, 2002, for the sale of the Investor Units.

“Net Capital Contribution” of any Member shall be equal to the excess, if any, of (i) the aggregate Capital Contributions of such Member based on $5,000 per Unit over (ii) the aggregate Distributions to such Member.

“Net Income” or “Net Loss” shall mean, respectively, for each taxable year of the Company the taxable income and taxable loss (exclusive of Built-In Gain or Loss) of the Company as determined for federal income tax purposes in accordance with Section 703(a) or the Code (including all items of income, gain, loss, or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code) (other than any specific item of income, gain (exclusive of Built-In Gain), loss (exclusive of Built-In Loss), deduction or credit subject to special allocation under this Agreement), with the following modifications:

(i) The amount determined above shall be increased by any income exempt from federal income tax;

(ii) The amount determined above shall be reduced by any expenditures described in Section 705(a)(2)(B) of the Code or expenditures treated as such pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i);

(iii) Depreciation, amortization and other cost recovery deductions shall be computed based on Book Value instead of on the amount determined in computing taxable income or loss. Any item of deduction, amortization or cost recovery specially allocated to a Member and not included in Net Income or Net Loss shall be determined for Capital Account purposes in a similar manner; and

(iv) For purposes of this Agreement, Book Gain and Book Loss attributable to a revaluation of property attributable to unrealized gain or loss in such Property shall be treated as Net Income and Net Loss.

“Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Nonrecourse Deductions” shall have the meaning, and the amount thereof shall be, as set forth in Treasury Regulations Section 1.704-2(c).

“Note” or “Notes” means either of the promissory notes in the original principal amounts of the Loans.

(v)

“Obligations” shall mean the indebtedness, liabilities and obligations of Congress Center, LLC under or in connection with the Loans.

“Offering” shall mean the offering and sale of the Investor Units made in accordance with the provisions of Section 3.1.2.

“Offering Termination Date” shall mean the date the Offering of Investor Units will terminate pursuant to the Memorandum, which is the earliest of (i) the date all Investor Units are sold or (ii) June 30, 2003, which date can be extended to September 30, 2003 in the sole and absolute discretion of the Manager.

“Organization and Offering Expenses” shall mean all expenses incurred in connection with the organization and formation of the Company, the preparation of the offering materials, and the marketing and sale of the Investor Units, including but not limited to legal, accounting, tax planning fees, promotional fees or expenses, filing and recording fees, market research and surveys, property inspections and research, engineering services, printing costs, securities sales commissions, travel expenses and other costs or expenses incurred in connection therewith.

“Owner” shall mean a Member or the holder of an Economic Interest.

“Person” shall mean any natural person or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.

“Prime Rate” shall mean the reference rate announced from time-to-time by the Wall Street Journal, and changes in the Prime Rate shall be deemed to occur on the date that changes in such rate are announced.

“Property” shall refer to Congress Center, an approximately 524,784 square foot Class A office tower located in Chicago, Illinois.

“Property Manager” shall mean Triple Net Properties Realty, Inc., a California corporation.

“Regulatory Allocations” shall mean the allocations set forth in Sections 4.2(a) through (g).

“Requisite Vote” shall mean the vote of more than 50% of the Investor Units entitled to vote. Members shall be entitled to cast one vote for each Investor Unit they own, and a fractional for each fractional Unit they own.

“Special Member” shall mean, upon such Person’s admission to the Company as a member of the Company, the Person bound by this Agreement as Special Member in such Person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Subscription Agreement” means the agreement, in the form as may be attached to the Memorandum, by which each person desiring to become a Member shall evidence (i) the number of Investor Units which such person wishes to acquire and (ii) such person’s agreement to become a party to, and be bound by the provisions of, this Agreement and (iii) certain representations regarding the person’s finances and investment intent.

“Subscription Payment” shall mean the cash payment that must accompany each subscription for Investor Units sold through the Offering.

“Substituted Member” shall mean any person admitted as a substituted Member pursuant to this Agreement.

(vi)

“Tax Payment” shall have the meaning set forth in Section 4.11.1.

“Tenants in Common” shall mean the Company and the purchasers of tenant in common interests in the Property.

“Tenants in Common Agreement” shall mean that certain Tenant in Common Agreement in the form attached to the Memorandum executed or to be executed by the Tenants in Common.

“Unrecovered Equity” of a Member as of any date means the amount of a Member’s Capital Contributions to the Company, reduced, but not below zero, by the cumulative Cash from Capital Transactions amounts distributed to such Member under Section 5.2 hereof.

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(vii)

OPERATING AGREEMENT
OF
NNN CONGRESS CENTER MEMBER, LLC

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR EXEMPTION THEREFROM.